Exhibit 99.1

Alpha Star Acquisition Corporation Announces Receipt of Notice from Nasdaq Regarding Minimum Market Value Deficiency

New York, NY, October 4, 2024 (PRNewswire) — Alpha Star Acquisition Corporation. (Nasdaq: ALSA) (the “Company”) announced that it has received a letter (the “Letter”) from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company is currently not in compliance with the minimum Market Value of Listed Securities (“MVLS”) set forth in the Nasdaq Listing Rules for continued listing on the Nasdaq Global Market (the “MVLS Requirement”). Nasdaq Listing Rule 5450(b)(2)(A) requires companies to maintain a minimum MVLS of US$50,000,000 and Nasdaq Listing Rule 5810(c)(3)(C) provides that a failure to meet the MVLS requirement exists if the deficiency continues for a period of 30 consecutive business days. Based on the MVLS of the Company from August 12, 2024 to September 30, 2024, the Company no longer meets the minimum MVLS requirement. This notification does not impact the listing and trading of the Company’s securities at this time.

Pursuant to Nasdaq Listing Rule 5810(c)(3)(C), the Company has been provided a compliance period of 180 calendar days, or until March 31, 2025, to regain compliance with the Rule. To regain compliance, the Company’s MVLS must meet or exceed $50,000,000 for a minimum of ten consecutive business days prior to March 31, 2025. If at any time during this compliance period the Company’s MVLS closes at $50,000,000 or more for a minimum of ten consecutive business days, Nasdaq will provide the Company with written confirmation of compliance and the matter will be closed.

In the event the Company fails to timely regain compliance with the Rule, the Company’s securities will be subject to delisting from Nasdaq. Alternatively, the Company may consider applying for a transfer to the Nasdaq Capital Market.

The Company intends to regain compliance with the applicable Nasdaq Listing Rules and will evaluate its available options to regain compliance with the MVLS Requirement within the 180-calendar-day compliance period.

About Alpha Star Acquisition Corporation

Alpha Star Acquisition Corporation is a blank check company formed under the laws of the Cayman Islands for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements”. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contacts:

Zhe Zhang

Chairman and Chief Executive Officer

100 Church Street, 8th Floor, New York, New York

(332) 233-4356

Email: zhangzhe@siftcap.cn